CORPORATE PARTICIPANTS

George Glatfelter

Glatfelter — Chairman and CEO

John van Roden

Glatfelter — EVP and CFO

Dante Parrini

Glatfelter — EVP and COO

Glenn Davies

Glatfelter — Corporate Finance Group

CONFERENCE CALL PARTICIPANTS

Sam McGovern

CSFB — Analyst

Chad Brown

XylumGlobal Partners — Analyst

David Barber

Private Capital — Analyst

Mark Wilde

Deutsche Bank — Analyst

Will Nasgovitz

Heartland Funds — Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. At this time, I would like to welcome everyone to the Glatfelter Q3 earnings conference call. [Operator Instructions]

Thank you. It is now my pleasure to turn the floor over to your host, Mr. Glenn Davies. Sir, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you, Holly, and good morning. Welcome to Gladfelter’s Q3 earnings conference call. My name is Glenn Davies. I’m with the Company’s Corporate Finance Group. Here with me this morning is George Glatfelter, our Chairman and CEO, John van Roden, EVP and CFO, and Dante Parrini, our EVP and COO.

A few comments before we begin. During today’s call we will be referring to adjusted earnings. This represents earnings before the affects of certain items and this is considered to be a non-GAAP financial measure. In this morning’s press release, we included a reconciliation of adjusted earnings to our GAAP results and a description of why we use adjusted earnings. The earnings release is available on the Investor Relations page of our corporate website at www.gladfelter.com.

I’d also like to remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. I’d ask you to refer to our 2004 Annual Report filed with the SEC for important factors that among others could cause our actual results to differ from any results which might be projected, forecasted, or estimated in these forward-looking statements.

I’d now like to turn the call over to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thanks, Glenn. Good morning, everyone and welcome. I hope you’ve had an opportunity to review the earnings release that we issued earlier this morning.

In the current quarter, excluding non-recurring items, we earned $0.09 per share, compared with $0.13 per share in the same quarter of 2004.

For a few highlights on the quarter, I’d begin by saying our Specialty Papers business unit performed very well this quarter compared to a year ago. We experienced an improved pricing environment and we continue to generate growth in higher-value niche markets, driven by our new products development activities.

However, as we indicated earlier in the year, our Long Fiber and Overlay business unit is facing a pretty difficult business environment. This is particularly evident in the composite laminate markets, where our results were negatively impacted by weaker economic conditions in Western Europe and increased competition.

During the quarter we increased the reserve related to the former Ecusta facility by $2.7 million. I’ll comment on this further later in the call.

Right now I’d like to ask John van Roden to provide additional comments on our financial performance this quarter, before I ask Dante to comment on the performance of our business units and the operating side of the business. I’ll come back on then and provide some concluding remarks before we take your questions.

John?

John van Roden - Glatfelter — EVP and CFO

Thank you, George.

Today we reported net income of $3.7 million, or $0.08 per share for the third quarter of 2005, compared to $2.2 million or $0.05 per share in the same quarter of last year.

Our earnings release includes certain non-recurring items that affected each quarter’s results. When these items are excluded from reported results, adjusted earnings in the third quarter of 2005 were $3.9 million, or $0.09 per share, compared with $5.6 million or $0.13 per share in the same period of 2004.

Overall, the primary drivers of the change in earnings on this basis in the quarter-to-quarter comparison were increased operating income for Specialty Papers, which added $0.04 per share; lower operating income for Long Fiber and Overlay, which reduced earnings by $0.06 per share; an increase to the reserve for Ecusta reduced earnings by $0.04 per share and gains on sales of plant and equipment, which added $0.02 per share.

Excluding the additional reserve we recorded for Ecusta-related matters, adjusted earnings would have been $0.13 per share in the third quarter of 2005.

Operating income in Specialty Papers was $5.4 million in the third quarter of 2005, compared to $3.3 million in 2004, primarily driven by improved pricing, and to a lesser extent, higher shipping volumes.

In Long Fiber and Overlay, operating income totaled $1.9 million, a decline of $4.0 million from the third quarter of 2004. Lower product prices in this business unit reduced our EPS by approximately $0.02 and higher raw material and energy costs and the impact of downtime reduced our EPS by approximately $0.04.

Our gross margin narrowed to 15.8% in the third quarter, compared to 17% in last year’s quarter. This largely reflects the impact of rising input costs and considerable downtime in Long Fiber and Overlay. The increase in SG&A expenses was primarily due to a $2.7 million charge to increase our reserves for various matters associated with Ecusta.

Turning to our balance sheet, we’re in very good shape there with net debt to capital at 31.5%. We continue to expect to close a $21 million timberland sale in the near future. As a result, we expect debt to capital to continue to improve.

This concludes my comments and thank you and I’ll turn it back to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thanks, John. Now I’d like to ask Dante to present an overview of the operational side of our business. Dante?

Dante Parrini - Glatfelter — EVP and COO

Thank you, George and good morning. I’d like to provide some comments on the performance of our business operations for the third quarter of 2005.

Let’s start with Long Fiber and Overlay. This business is a world leader in the manufacture of high-quality filter papers for the food and beverage markets, overlay papers for the composite laminate industry, premium quality metalized papers and several niche technical specialties.

Third quarter 2005 net sales were approximately 12% behind the same quarter a year ago, which is largely due to weaker results from our composite laminate product line and lower selling prices in food and beverage.

Unit volumes overall were down by approximately 10% in the quarter-to-quarter comparison. Volumes in our larger food and beverage and composite laminates markets were down 2.0% and 22% respectively, primarily due to weak demand and increased competition in overlay papers and slightly softer demand in food and beverage.

Shipments in our Technical Specialty segment increased approximately 10% and metalized volumes were up slightly during the quarter. We did experience market-driven downtime, approximating 12% of business unit capacity, primarily related to weak demand and strong competition in the overlay paper segment in Europe. Although market indicators are improving, as we head into 2006, we do not expect the competitive pressures to dissipate in the near-term.

A few comments on near-term demand and pricing outlook. Food and beverage is approaching its seasonal strong period and order backlogs are strengthening for our tea bag business.

As previously stated, demand for overlay products in Western Europe remain sluggish and sales of metalized papers will be slow during the winter, as bottled beer consumption declines in the cold weather months in Europe. From a pricing standpoint, we anticipate relatively stable prices with the possible exception in composite laminates.

As discussed in this morning’s release, we are finalizing our European restructuring and optimization program, which is called Euro Program. George will speak to this during his closing remarks.

Now let’s move to our Specialty Papers business unit that includes three major market segments - book publishing papers, envelope and converting papers and engineered products.

Net sales were up approximately 11% in the third quarter and volumes were up by almost 9.0% versus the same quarter a year ago. Net sales were influenced primarily by improved selling prices, as well as higher volume shifts in both book publishing and engineered products.

Now I’d like to offer more specific comments by market segment.

For book publishing, revenues were up 17%. Unit volumes were up 13% in the quarterly comparison, which is primarily due to strong performances in the education and adult trade categories.

Envelope and converting papers revenue was up 3.0%, which reflects general improvements in market pricing and unit volumes were down slightly, 2.0% in the quarterly comparison.

As for engineered products, revenues were up 9.0% and unit volumes were once again very strong, up 9.0% from the third quarter of 2004. This was driven by the continued successful execution of our plan to grow in uncoated specialties.

As for near-term demand and pricing outlook for North American Specialty Papers, although December is typically a slower month for shipments as customers attempt to manage their year-end inventory levels, we expect demand for our Specialty Papers business unit to remain relatively stable, accompanied by continued volume growth in engineered products.

Now a couple of comments on new product development. During the third quarter of 2005, approximately 54% of our net revenue came from products less than five years old. This level of performance is consistent with our target of 50% through the cycle.

And we continue to benefit from excellent new product development performance from the engineered products segment, which was a major factor for our Q3 volume and revenue growth.

As for mill operations, the North American mills ran relatively well during the third quarter and the European mills felt the impact of market-related downtime.

This concludes my comments. I’ll turn it back to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thanks, Dante. Before I comment further on our business, I’d like to take a moment to discuss recent events surrounding the former Ecusta facility.

During the third quarter, state environmental authorities contacted us regarding evaluation and potential remediation of alleged environmentally hazardous conditions at the former Ecusta Mill site, which we sold back in 2001. We believe that the agencies are looking to us in this matter due, in part, to concerns regarding the financial condition of the current owner of the facility.

As a result of these developments and our assessment of the situation, we’ve increased our reserve for Ecusta by $2.7 million as John had mentioned earlier. The additional reserve is intended to cover the cost to operate water treatment facilities related to landfills that we’ve closed, costs to perform assessments of certain risks posed by the presence of mercury at the site and the treatment of certain on-site contamination.

We currently don’t know the extent of additional remediation activities that may ultimately be required at Ecusta, if any. We won’t be able to determine a potential range of outcomes until the risk assessments that I mentioned are completed. We are currently evaluating our alternatives for addressing these issues, including evaluating what responsibilities any other parties may have on these issues.

Turning back to the business, our performance in the third quarter of 2005 was mixed, as it has been for the past two quarters.

In the Specialty Papers business unit, demand remains strong and targeted higher-value niche markets and pricing conditions overall are stable. In this business unit we’re focused on two things — continuing our growth in high-value products by leveraging our new product development expertise and aggressively managing our costs to lessen the impact of rising input costs.

As we said in our release and during this call our Long Fiber and Overlay papers business unit is facing challenges in the near-term. We are finalizing a comprehensive program to deal with these challenges. This program is modeled after the North American restructuring program, which we successfully implemented over the last year or so.

The objectives of the Euro Program include improving productivity of our European facilities through workforce redesign, reducing manufacturing costs by implementing improved and expanded supply chain management strategies. And redesigning end-to-end planning and scheduling processes at our European operations and enhancing new product development activities to aggressively pursue new market opportunities.

Although we’re in the final stages of development of the Euro program, we’re not prepared today to discuss specific financial targets.

I will say, however, that similar to the North American restructuring program that is currently nearing its successful conclusion, our objective is to realize a sustainable step-change improvement in the cost structure of our Long Fiber and Overlay business. We delivered on the North American initiative and I have confidence that will do so again.

Finally, it’s clear that we’re operating in a very challenging business environment. Costs related to energy have risen substantially over the past two years and the rate of increase has accelerated over the last several months.

Our operations are impacted by higher energy costs, through direct purchase of energy for our facilities, inbound and outbound freight, and the purchase of raw materials that have a high energy-related cost component.

However, despite this challenging business environment, we remain focused on executing well the things that matter most to our business success. Continuing to grow in high-value niche markets, take an aggressive approach to managing our cost structure and maintaining a strong balance sheet and using the flexibility provided by that asset to drive value for shareholders.

I thank you for your participation in today’s conference call and I’ll now turn the call back to the Glenn.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you, George. At this time we’d welcome any questions that you may have and I’d like to ask Holly to again provide you with the instructions on how to use that portion of the call. Thank you.

QUESTION AND ANSWER

Operator

[Operator Instructions] [Sam McGovern] of CSFB.

Sam McGovern - CSFB — Analyst

Hi. It’s actually Sam McGovern on Mark’s behalf. I just wanted to ask a quick couple of questions, one in terms of Long Fiber. It didn’t sound like you guys are expecting much recovery in the fourth quarter. How about in 2006?

Dante Parrini - Glatfelter — EVP and COO

This is Dante Parrini. As we look forward to ‘06, I think I mentioned a few things about each different segment. When you’re in the winter months, the food and beverage business typically has stronger demand and we’ve seen our backlogs pick up, so that is going to influence our larger food and beverage segment where the tea bag papers are produced. And we’ve had pretty solid and steady performance in metalized and technical specialties.

The challenging part has been the composite laminate segment and we do see some trends that suggest some level of improvement. However, near-term, we don’t expect the competitive pressures to dissipate at all. So, any comment past that is really conjecture, at this point.

Sam McGovern - CSFB — Analyst

Okay, great. And then the other two questions are just sort of basic blocking and tackling. Given the restructuring efforts you guys are considering, what’s CapEx likely to look like in 2006? Is there going to be substantial spending related to that and what kind of magnitude?

John van Roden - Glatfelter — EVP and CFO

Hey, Sam, it’s John. No, I think we’re going to stay in the $30 to $35 million range that we’ve been discussing on the last few calls.

Sam McGovern - CSFB — Analyst

Great and then just in terms of seasonality for free cash flow, just like what we’re supposed to be looking for in terms of working capital for the fourth quarter?

John van Roden - Glatfelter — EVP and CFO

Working capital should fall off somewhat in the fourth quarter.

Sam McGovern - CSFB — Analyst

Great. That’s all I’ve got.

Operator

Chad Brown of Xylum Global Partners.

Chad Brown -Xylum Global Partners — Analyst

Yes, good morning. On your North American restructuring program, as I recall that was a $15 to $20 million improvement. Two questions related to that. First, as of the current quarter, is that program fully in place or is there more to go? And second question, could you ball park at this time the magnitude of the program that you’re working on for the European operations, at least to the extent of whether it would be bigger, smaller or about the same as the magnitude of the North American program? Thank you.

John van Roden - Glatfelter — EVP and CFO

Hi Chad, its John. I’d say first of all we are very pleased with the success of the NARP program to date. And the benefits of this program, such as lower labor costs, have partially offset the impact of the rising input costs that we have experienced during the quarter and in fact, I’d say that the program benefited us to the extent of about $0.05 per share in the quarter. And I think we’re at the point now where we have achieved, at least at the low end of the range, and there’s an opportunity for some upside from there.

In regard to your second question, as George said in his comments, we aren’t there yet as to what benefits we are going to see, although the program will be somewhat the same, but it’s too soon for us to say what that is going to be.

Chad Brown -Xylum Global Partners — Analyst

So in other words, it could be larger, it could be smaller, and could be about the same would be an accurate statement at this point?

John van Roden - Glatfelter — EVP and CFO

Well, you just said three things, so yes, it is an accurate one. We aren’t — at this point, we really can’t say what it’s going to be. Okay?

Chad Brown -Xylum Global Partners — Analyst

Okay, very good, thank you.

Operator

David Barber of Private Capital.

David Barber - Private Capital — Analyst

Yes. You’ve undergone an assessment of the timber assets. Can you speak on the higher and better use (HBU) land and if there’s any to add to the current run rate that we have and also what type of sale we should see out of the timber and real estate component for 2006?

John van Roden - Glatfelter — EVP and CFO

David, as you know, our timberlands are a very valuable asset and we want to be certain that we maximize the value of this asset for our shareholders and we are carefully considering all the land issues from all sides. This is a very front-burner issue for us. We don’t have any specific actions or timetables to discuss at this time, but we do have a considerable number of HBU acres left.

David Barber - Private Capital — Analyst

Can you tell us what that number is?

John van Roden - Glatfelter — EVP and CFO

No. We can’t quite yet.

David Barber - Private Capital — Analyst

Can we expect it to be greater than the last time you discussed that number?

John van Roden - Glatfelter — EVP and CFO

Possibly.

David Barber - Private Capital — Analyst

Okay.

John van Roden - Glatfelter — EVP and CFO

Okay?

David Barber - Private Capital — Analyst

With regards to your cash tax rate for 2005, 2006, what can I expect that to be?

John van Roden - Glatfelter — EVP and CFO

About 38%.

David Barber - Private Capital — Analyst

Cash taxes.

John van Roden - Glatfelter — EVP and CFO

I can’t — I’d say that — I don’t know why our cash taxes will be any different next year than our effective tax rate. Okay?

David Barber - Private Capital — Analyst

Okay. Thank you.

Operator

Mark Wilde of Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good morning.

George Glatfelter - Glatfelter — Chairman and CEO

Hi Mark.

Mark Wilde - Deutsche Bank — Analyst

Hey. Dante, can you give us just a little bit of color, first of all, on the volume gains in the North American business in the third quarter?

Dante Parrini - Glatfelter — EVP and COO

Sure. As I stated in our prepared comments, we had significant improvement in the year-over-year quarter comparisons in both book publishing and engineered products and the book publishing improvement came from three areas.

One was some new products that we introduced to the market that have caught on, second are some new customers. And third is the continued hard work that our people have been putting forward in service programs such as Performance Plus where we’re providing very quick turn and helping our customers reduce their order cycle times. And that translated both in educational as well as trade.

And then on engineered products, as you recall from the previous two quarterly calls, we’ve seen significant double-digit growth year-over-year that’s due to the aggressive approach we’ve taken to developing more uncoated specialties and taking advantage of opportunities that we see in the market.

Whether that’s customers that are insecure about the stability of their current supply base, some of the small and high-cost operations having difficulty from a financial point of view, and looking at Glatfelter as a more stable, better integrated, long-term supplier. And I think the performance that we’ve put forth, in terms of our new product development process, has yielded benefits and we’ve gained credibility in the market, so we’ve got a little bit of momentum there.

Mark Wilde - Deutsche Bank — Analyst

Dante, is there going to be any impact to you guys from this move by the commodity white paper guys to higher prices?

Dante Parrini - Glatfelter — EVP and COO

Yes. I mean, we don’t anticipate that our core trade book publishing business will be materially impacted, because a vast majority of those grades are cream whites and pub whites. It would most directly impact our envelope paper business where there’s a certain large multinational that has a very large market share and they were the ones that started this initiative and it will also impact some of the white papers we produce at Neenah.

So we continue to watch our customers’ reaction and what their preferences are, going forward. We’re confident that we’re going to be able to develop and offer products that offer them a wide range of options at the quality levels they’re used to getting from Glatfelter.

Mark Wilde - Deutsche Bank — Analyst

Okay. The second question. Can you give us any sense of when the timing may be on the European restructuring announcement? Is that something we might hear about when fourth quarter earnings are out?

Dante Parrini - Glatfelter — EVP and COO

Well, I think it’s important to understand that we’ve made very good progress. It’s a high priority for the Company and I believe we’ve approached it with the proper sense of urgency, while also being very thoughtful.

As you may know, implementing workforce-related changes in the European marketplace entails a lot of challenges that you don’t typically experience with similar efforts in the U.S. And I guess I would say that we’re moving as we can. We’re confident in the approach that we’re taking and for me to say specifically a week or a month, I really can’t commit to that other than, as George said, we’re confident that we’re going to be able to deliver the results.

Mark Wilde - Deutsche Bank — Analyst

Okay. That’s fine. A couple questions for John van Roden. You had gotten a big insurance recovery, I think, last year and I think within the last couple of quarters you have mentioned that you were spending some more to pursue some more recoveries. Can you give us any update on that? I think these are related to the Fox River.

John van Roden - Glatfelter — EVP and CFO

Yes, Mark.

George Glatfelter - Glatfelter — Chairman and CEO

Maybe I can handle that, Mark. This is George.

Mark Wilde - Deutsche Bank — Analyst

Okay.

George Glatfelter - Glatfelter — Chairman and CEO

We continue to pursue these recoveries, as you had indicated, from the carriers that had held those policies in the past. But as we also talked, those negotiations are somewhat circuitous. They move slowly, deliberately, particularly if litigation is involved. We really don’t have anything further to report to you at this point in time.

Mark Wilde - Deutsche Bank — Analyst

Okay. Can you also — either George or John — talk a little about your energy sales and if it’s possible, to give us a sense of how much you earned from energy sales and whether that’s a separable asset?

John van Roden - Glatfelter — EVP and CFO

Yes. Mark, it’s in our earnings release how much we earned from energy sales. It’s $2.4 million in the third quarter.

Mark Wilde - Deutsche Bank — Analyst

That’s a net earnings —?

John van Roden - Glatfelter — EVP and CFO

That is a net amount, yes.

Mark Wilde - Deutsche Bank — Analyst

Okay and is that something that’s separable at all, John?

John van Roden - Glatfelter — EVP and CFO

You mean can we sell power and not make pulp? Is that —?

Mark Wilde - Deutsche Bank — Analyst

Is this just — is it coming out of the pulp mills, just energy sales out of the pulp mill?

George Glatfelter - Glatfelter — Chairman and CEO

Mark, the energy sales are coming from our power boilers and from steam generated from the recovery boilers, so it’s pretty fully integrated into the operation.

Mark Wilde - Deutsche Bank — Analyst

Okay. All right. That’s the answer that I was looking for. Finally, I think you guys had spent some time over in Asia recently, looking at opportunities for kind of long fiber sales and production over there. Can you update us on that?

George Glatfelter - Glatfelter — Chairman and CEO

Yes. I can give you some of that, Mark. Obviously China is a major factor in today’s global economy and if you’re focused on driving this business to become the global supplier of choice in specialty papers, engineered products, as we are, you have to take a look at China. And you’re right, Dante and I and other members of management have visited that part of the world recently.

We’re not prepared to talk to you today about any specifics except to tell you that we continue to be intrigued with the opportunities that are there.

Mark Wilde - Deutsche Bank — Analyst

Okay, very good, thanks, George.

George Glatfelter - Glatfelter — Chairman and CEO

Sure thing.

Operator

Will Nasgovitz of Heartland Funds.

Will Nasgovitz - Heartland Funds — Analyst

Good morning.

George Glatfelter - Glatfelter — Chairman and CEO

Good morning.

Will Nasgovitz - Heartland Funds — Analyst

Hi. Just a question on the long fiber overlay business. You’ve mentioned competitive pressure in the composite and laminate business, it seems, for a couple quarters here. Who do you compete with there?

Dante Parrini - Glatfelter — EVP and COO

This is Dante, Will. Well, there are some larger players out in the market, such as a division of MeadWestvaco and a division of Arjo Wiggins Appleton. But where we’ve some of the fringe competition is with some of the European specialty mills that have open machine capacity and have targeted some of the standard overlay markets, or the lower end of the product pyramid, as a place to opportunistically sell product at pretty aggressive prices.

And so it’s not necessarily the core incumbent suppliers that are as problematic as it is some of the fringe opportunistic players that kind of interlope in our business and have very little regard for an orderly market.

Will Nasgovitz - Heartland Funds — Analyst

Okay. I guess then also on the timberland, did you have some sales in the third quarter here?

John van Roden - Glatfelter — EVP and CFO

No we didn’t.

Will Nasgovitz - Heartland Funds — Analyst

Okay. Also, can you care to comment on some of the estimates that are published with regard to the HBU land that have been published by some analysts out there on the Street? Are you comfortable with those numbers?

John van Roden - Glatfelter — EVP and CFO

First of all, no, I would not care to comment on them, period.

Will Nasgovitz - Heartland Funds — Analyst

Okay.

John van Roden - Glatfelter — EVP and CFO

Okay?

Will Nasgovitz - Heartland Funds — Analyst

Thanks, guys.

George Glatfelter - Glatfelter — Chairman and CEO

All right.

Operator

Chad Brown of Xylum Global Partners.

Chad Brown -Xylum Global Partners — Analyst

Thank you. My question was asked and answered with Mark Wilde. Thanks.

Operator

Thank you, ladies and gentlemen, for your part your participation. This does conclude today’s Glatfelter Q3 conference call.